UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2009
Fifth Street Finance Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-33901	26-1219283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10 Bank Street, 12th floor
White Plains, New York 10606
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (914) 286-6800
White Plains Plaza
445 Hamilton Avenue, Suite 1206
White Plains, NY 10601
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On September 9, 2009, Fifth Street Finance Corp. (“Fifth Street”) gave notice of termination, effective September 16, 2009, to Bank of Montreal with respect to Fifth Street’s existing $50 million revolving credit facility with Bank of Montreal. The revolving credit facility was scheduled to expire on December 29, 2009 and had an interest rate of LIBOR +3.25%. Fifth Street is terminating its $50 million revolving credit facility with Bank of Montreal because Fifth Street received a non-binding commitment letter from a new lender for a three-year credit facility in the amount of $50 million with an accordion feature which will allow for potential future expansion of the facility up to $100 million, and its revolving credit facility with Bank of Montreal has remained undrawn since it was paid down in July 2009. The new lender’s commitment is subject to the execution of definitive documentation as well as other conditions set forth in its commitment letter. No assurance can be given that both sides will execute definitive documentation, that the definitive documentation will reflect the terms contained in the commitment letter, or that the facility will occur at all. Fifth Street did not incur any early termination penalties in connection with the termination of the Bank of Montreal revolving credit facility.
On September 10, 2009, Fifth Street issued a press release announcing the termination of its revolving credit facility with Bank of Montreal and the commitment letter it received. The press release is included as Exhibit 99.1 to this Form 8-K.
Item 9.01. Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated September 10, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2009	FIFTH STREET FINANCE CORP.
	By:	/s/ Bernard D. Berman
		Name:	Bernard D. Berman
		Title:	Executive Vice President, Secretary and Chief Compliance Officer